Exhibit 99.1

Snap-on Incorporated

401(k) Savings Plan

Financial Statements as of and for the

Years Ended December 31, 2008 and 2007,

Supplemental Schedule as of December 31,

2008, and Report of Independent Registered

Public Accounting Firm

SNAP-ON INCORPORATED 401(k) SAVINGS PLAN

TABLE OF CONTENTS

Page

REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1-2

FINANCIAL STATEMENTS:

Statements of Net Assets Available for Benefits as of December 31, 2008 and 2007	3

Statements of Changes in Net Assets Available for Benefits for the Years Ended December 31, 2008 and 2007	4

Notes to Financial Statements as of and for the Years Ended December 31, 2008 and 2007	5-10

SUPPLEMENTAL SCHEDULE —

Form 5500, Schedule H, Part IV, Line 4i — Schedule of Assets (Held at End of Year) as of December 31, 2008	12

NOTE: All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Retirement Plan Committee
Snap-on Incorporated 401(k) Savings Plan
Kenosha, WI

We have audited the accompanying statement of net assets available for benefits of the Snap-on Incorporated 401(k) Savings Plan (the “Plan”) as of December 31, 2008, and the related statement of changes in net assets available for benefits for the year then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2008 financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2008, and the changes in net assets available for benefits for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2008, is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2008 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

Wipfli LLP

Milwaukee, WI
June 26, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Retirement Plan Committee
Snap-on Incorporated 401(k) Savings Plan
Kenosha, WI

We have audited the accompanying statement of net assets available for benefits of the Snap-on Incorporated 401(k) Savings Plan (the “Plan”) as of December 31, 2007, and the related statement of changes in net assets available for benefits for the year then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2007, and the changes in net assets available for benefits for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

Milwaukee, WI
June 30, 2008

SNAP-ON INCORPORATED 401(k) SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31, 2008 AND 2007

	2008	2007

ASSETS:
Investments:
Money market	$—	$439,302
Mutual funds, common collective trust funds and participant loans	167,672,461	224,916,958
Company stock	14,427,506	14,263,603

Total investments	182,099,967	239,619,863

Contributions receivable	921,908	269,627

Total Assets	183,021,875	239,889,490

LIABILITY	(472,198)	—

NET ASSETS AVAILABLE FOR BENEFITS — At fair value	182,549,677	239,889,490

Adjustments from fair value to contract value for fully benefit-responsive investment contracts	656,265	816,809

NET ASSETS AVAILABLE FOR BENEFITS	$183,205,942	$240,706,299

See notes to financial statements.

SNAP-ON INCORPORATED 401(k) SAVINGS PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007

INVESTMENT INCOME:
Net appreciation in fair value of investments	$—	$8,111,507
Interest and dividend income	598,468	3,243,808

Total investment income	598,468	11,355,315

CONTRIBUTIONS:
Participant	19,105,013	19,004,373
Employer	4,856,610	4,448,168
Rollovers	672,275	5,149,815

Total contributions	24,633,898	28,602,356

Total additions	25,232,366	39,957,671

DEDUCTIONS:
Net depreciation in fair value of investments	(63,136,989)	—
Benefits paid to participants	(19,550,946)	(20,410,267)
Administrative expenses	(44,788)	(35,230)

Total deductions	(82,732,723)	(20,445,497)

NET INCREASE (DECREASE)	(57,500,357)	19,512,174

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	240,706,299	221,194,125

End of year	$183,205,942	$240,706,299

See notes to financial statements.

SNAP-ON INCORPORATED 401(K) SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

1.       DESCRIPTION OF PLAN

General — The following brief description of the Snap-on Incorporated 401(k) Savings Plan (the “Plan”) is provided for general information purposes only. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA), as amended. Participants should refer to the Plan document for more complete information.

The Plan was adopted effective January 1, 1992, and was amended and restated January 1, 2001. The purpose of the Plan is to provide eligible employees an opportunity to accumulate savings on a tax-advantage basis.

Plan Administration — The Plan’s assets are held by State Street Bank and Trust Company (the “Trustee”). Participant contributions and Snap-on Incorporated (the “Company”) matching contributions are remitted to the Trustee.  The Trustee invests cash received, interest and dividend income and makes distributions to participants. The plan is administered by the Company and ING (formerly CitiStreet LLC).

Eligibility — Substantially all full time domestic employees of the Company and its subsidiaries who have attained age 18 are participants in the plan.  Substantially all domestic employees of the Company and its subsidiaries who are classified as temporary employees upon reaching the age of 21 are also participants in the plan.

Contributions — Eligible employees are able to make contributions to the Plan via wage deferral agreements. The annual maximum contribution per participant is limited to the lesser of (a) the maximum 401(k) contribution allowed under the Internal Revenue Code (IRC) or (b) 50% of the participant’s compensation (10% for highly compensated employees). In addition, participants age 50 and over are allowed to make catch-up contributions, subject to IRC limitations. Participants may also contribute distributions from other qualified plans (“rollovers”).  Participants have the option to allocate their account balances between various investment options including mutual funds, common collective trust funds and the Company’s Common Stock.

Participants meeting certain criteria, as defined in the Plan document, are eligible for a matching contribution (“Company Match”) in amounts determined at the discretion of the Company. Matching contributions for each eligible participant are made each pay period in an amount equal to 50% of the eligible participant’s 401(k) pretax contributions, not to exceed a maximum of 6% of the eligible participants’ pay, provided the eligible participant is an active employee on the last day of the pay period or has retired, suffered a disability or died during the pay period. An additional employer contribution is made on an annual basis for the Mitchell Repair Information Company, a subsidiary of the Company, at the rate of 2% of annual pay.

Funding — The Company remits participant elective contributions and Company matching contributions, other than 2% annual Mitchell Repair Information Company match, as soon as practical after the participant contributions have been withheld from participant wages.  The Company Match is made in cash and invested according to employees’ current investment elections.

Participant Accounts — Individual accounts are maintained for each Plan participant. Each participant’s account is credited with the participant’s contributions and allocations of (a) the Company Match, when applicable and (b) Plan earnings, and charged with withdrawals and an allocation of administrative expenses. Allocations are based on the proportion that each participant’s account balance bears to the total of all participant account balances. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Vesting — Participants are 100% vested in their pretax contributions and actual earnings thereon. Participants become fully vested in the Company Match as follows:

Years of	Vested
Service	Percentage

Less than 1	—%
1	25%
2	50%
3	75%
4 or more	100%

Participants become fully vested upon attainment of normal retirement age, disability or death.

Forfeited Accounts — At December 31, 2008 and 2007, forfeited nonvested accounts totaled $384,898 and $321,109, respectively. These accounts will be used to reduce future Company contributions. During the year ended December 31, 2008 and 2007, Company contributions were reduced by forfeited nonvested accounts totaling $159,924 and $112,752, respectively.

Participant Loans — Participant loans are limited to 50% of the participant’s account balance, not to exceed $50,000. The minimum loan amount is $1,000, and participants can only have one loan outstanding at any particular time. Employees of one of the Company’s subsidiaries with multiple loans entered into prior to the acquisition of the subsidiary, were allowed to roll those multiple loans into the Plan.  The loans bear interest at the prime rate plus 1% as published on the last business day of the month, with a maximum loan term of five years for personal loans or fifteen years for mortgage loans.

Payment of Benefits — On termination of service due to death, disability or retirement, a participant may elect to be paid in the form of a single lump sum. In-service and hardship withdrawals are also available.

Administrative Expenses — Investment management fees and other transaction-based fees are paid by the Plan. Loan fees are paid by the participant. Administrative fees for accounts of separated employees and beneficiaries are paid by the former employees or beneficiaries. All other expenses are paid by the Company.

Plan Amendments — The Company has amended the Plan effective June 30, 2008, to add additional features designed to make the Plan more attractive to participants.  These changes include a Roth 401k feature to allow participants to contribute on a post-tax basis and for earnings to accumulate tax-free; a separate deferral election option for the Company’s annual bonus payments; and a change to the Company matching formula to ensure all match-eligible participants who elect to defer at least six percent of annual eligible pay receive the full 50% match.

2.                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting — The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires Plan management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from those estimates and are subject to change in the near term.

Investment Valuation and Income Recognition — The Plan’s investments are stated at fair value. Shares of mutual funds are valued at quoted market prices, which represent the net asset value of shares held by the Plan at year end. Common collective trust funds are stated at fair value as determined by the issuer of the common/collective trust funds based on the fair market value of the underlying investments. Common collective trust funds with underlying investments in investment contracts are valued at fair market value of the underlying investments and then adjusted by the issuer to contract value.  Participant loans are valued at the outstanding loan balances.

The State Street Bank and Trust Company Principal Accumulation Return Fund provides its participants with a medium for collective investment and reinvestment in one or more bank, insurance company or synthetic investment contracts, and in short-term investments or other collective investment funds. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value. Contract value represents contributions made to the fund, plus earnings, less participant withdrawals.

In accordance with the Financial Accounting Standards Board (FASB) Staff Position, FSP AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined Contribution Health and Welfare and Pension Plans (the “FSP”), the statements of net assets available for benefits presents investment contracts at fair value, as well as an additional line item showing an adjustment of fully benefit responsive contracts from fair value to contract value.  The statement of changes in net assets available for benefits is presented on a contract value basis and is not affected by the FSP.

Purchases and sales of securities are recorded on a trade-date basis.  Interest income is recorded on the accrual basis.  Dividends are recorded on the ex-dividend date.

Management fees and operating expenses charged to the Plan for investments in the mutual funds are deducted from income earned on a daily basis and are not separately reflected.  Consequently, management fees and operating expenses are reflected as a reduction of investment return for such investments.

Payment of Benefits — Benefits paid to participants are based on vested participant account balances as of the date of distribution and are recorded on the date of distribution. At December 31, 2008 and 2007, there were no benefit payments requested that were awaiting payment.

Risks and Uncertainties — The Plan utilizes various investment securities including mutual funds, common collective funds, and corporate stocks. Investment securities, in general, are exposed to various risks, such as interest rate risk, credit risk, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

Adoption of New Accounting Guidance — Effective January 1, 2008, and with the exception of certain provisions that are not applicable until January 1, 2009, the Plan adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurements.” SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of the fair value hierarchy under SFAS No. 157 are described below. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The following is a summary of the inputs used as of December 31, 2008 involving the plan assets carried at fair value:

	Level 1	Level 2	Level 3	Total

Common collective trusts	$—	$144,212,503	—	$144,212,503
Mutual funds	18,866,195	—	—	18,866,195
Common stock	14,427,506	—	—	14,427,506
Participant loans	—	—	4,593,763	4,593,763

Total	$33,293,701	$144,212,503	$4,593,763	$182,099,967

•	Level 1 Inputs - Unadjusted quoted prices in active markets for identical assets or liabilities.

•

Level 2 Inputs - Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.

•	Level 3 Inputs - Unobservable inputs for determining the fair values of assets or liabilities that reflect assumptions that market participants would use in pricing the assets or liabilities.

The following is a reconciliation for assets for which Level 3 inputs were used in determining the fair value:

Participant Loans

Beginning Balance	$4,633,731
Net loan issuances (repayments)	(39,968)

Ending Balance	$4,593,763

3.                      INVESTMENTS

Investments that represent 5% or more of the Plan’s net assets at December 31, 2008 and 2007, consist of the following:

	2008	2007

SSgA S&P 500 Fund*	$30,916,647	$52,181,433
SSgA Lifecycle 2010 Fund*	24,641,540	31,907,530
SSgA PAR Fund*	22,746,765	21,913,548
SSgA Russell Small Cap Completeness Fund*	14,959,585	28,052,098
SSgA Passive Aggregate Strategy Fund*	14,880,398	12,807,735
Snap-on Incorporated Common Stock*	14,427,506	14,263,603
SSgA MSCI ACWI Ex-US Index Fund*	9,381,800	—
SSgA Daily EAFE Index Fund*	—	18,590,724

*Represents a party-in-interest.

During 2008 and 2007, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value as follows:

	2008	2007

Common collective trusts	$(49,870,342)	$10,321,171
Common stock	(1,843,109)	663,187
Mutual funds	(11,423,538)	(2,872,851)

Total net appreciation (depreciation) in fair value of investments	$(63,136,989)	$8,111,507

4.                      PLAN TERMINATION

Although it has not expressed any intention to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. In the event that the Plan is terminated, participants would become 100% vested in their accounts.

5.                      FEDERAL INCOME TAX STATUS

The Internal Revenue Service has determined and informed the Company by a letter dated May 18, 2004, that the Plan and related trust were designed in accordance with the applicable regulations of the IRC. The Plan has been amended since receiving the determination letter; however, the Company and the Plan administrator believe that the Plan is currently designed and operated in compliance with the applicable requirements of the IRC and the Plan and related trust continue to be tax-exempt. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

6.                      RELATED-PARTY TRANSACTIONS

The Plan invests in the Company’s common stock and common collective trusts managed by the Plan’s trustee. These transactions are not considered prohibited transactions by statutory exemptions under ERISA regulations. Fees paid by the Plan for investment management services were included as a reduction of the return earned on each fund.  State Street investments are considered parties-in-interest because State Street is the Trustee of the Plan.

7.                      RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The reconciliation of net assets available for benefits and changes in net assets available for benefits per the financial statements to the Form 5500 as of December 31, 2008 and 2007, and for the year ended December 31, 2008, are as follows:

	2008	2007

Statements of net assets available for benefits:
Net assets available for benefits per the financial statements	$183,205,942	$240,706,299

Adjustments from contract value to fair value for fully benefit-responsive investment contracts	(656,265)	(816,809)

Net assets available for benefits per Form 5500	$182,549,677	$239,889,490

Statement of changes in net assets available for benefits:
Decrease in net assets per the financial statements	$(57,500,357)

Adjustment from contract value to fair value for fully benefit-responsive investment contracts	160,544

Net loss per Form 5500	$(57,339,813)

******

SUPPLEMENTAL SCHEDULE FURNISHED

PURSUANT TO

DEPARTMENT OF LABOR’S RULES AND REGULATIONS

SNAP-ON INCORPORATED 401(k) SAVINGS PLAN

FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT YEAR END)

EIN: 39-0622040 Plan Number: 005

AS OF DECEMBER 31, 2008

Identity of Issuer/		Current
Description of Investment	Cost	Value

COMMON COLLECTIVE TRUST FUNDS:
SSgA S&P 500 Fund*	**	$30,916,647
SSgA MSCI ACWI Ex-US Index Fund*	**	9,381,800
SSgA PAR Fund*	**	22,746,765
Wells Fargo Stable Return Fund	**	8,039,343
SSgA Lifecycle Income Fund*	**	1,718,033
SSgA Lifecycle 2010 Fund*	**	24,641,540
SSgA Lifecycle 2020 Fund*	**	6,153,967
SSgA Lifecycle 2030 Fund*	**	6,966,000
SSgA Lifecycle 2040 Fund*	**	3,808,425
SSgA Passive Aggregate Strategy Fund*	**	14,880,398
SSgA Russell Small Cap Completeness Fund*	**	14,959,585

MUTUAL FUNDS:
LKCM Small Cap Equity Fund, Advisor Class	**	4,335,262
Wells Fargo C&B Large Cap Value Fund	**	3,406,982
American Funds Growth Fund of America	**	5,511,831
American Beacon Small Cap Value Fund	**	5,612,120

SNAP-ON INCORPORATED COMMON STOCK*	**	14,427,506

LOANS TO PARTICIPANTS (Interest rates ranging from 5.0% to 10.5%; maturing 2009 to 2023)*	-0-	4,593,763

TOTAL INVESTMENTS (Held at end of year)		$182,099,967

* Denotes party-in-interest.

** Cost information not required for participant directed investments.